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                                                                    EXHIBIT (12)
                                  ONEOK, Inc.
               Computation of Earnings to Combined Fixed Charges
                   and Preferred Stock Dividend Requirements

                                                             Six Months Ended June 30,
(Unaudited)                                                   2001               2000
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                                                              (Thousands of Dollars)
Fixed Charges, as defined
  Interest on long-term debt                                $ 54,577           $ 40,023
  Other interest                                              17,517              8,779
  Amortization of debt discount and expense                    1,694              1,526
  Interest on lease agreements                                 2,858              1,853
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    Total Fixed Charges                                       76,646             52,181
Preferred dividend requirements                               29,919             29,919
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Total fixed charges and
 preferred dividend requirements                            $106,565           $ 82,100
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Earnings before income taxes and
 income from equity investees                               $138,860           $143,324
Total fixed charges                                           76,646             52,181
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Earnings available for combined fixed charges
 and preferred dividend requirements                        $215,506           $195,505
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Ratio of earnings to combined fixed charges
 and preferred dividend requirements                            2.02  x            2.38  x
===========================================================================================

For purposes of computing the ratio of earnings to combined fixed charges and preferred dividend requirements, "earnings" consists of income before cumulative effect of a change in accounting principle plus fixed charges and income taxes, less undistributed income for equity investees. "Fixed charges" consists of interest charges, the amortization of debt discounts and issue costs and the representative interest portion of operating leases. "Preferred dividend requirements" consists of the pre-tax preferred dividend requirement.